EXHIBIT 12

                 CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Millions)

                      NINE MONTHS
                        ENDED                 YEAR ENDED DECEMBER 31,
                     SEPTEMBER 30, ------------------------------------------
                         1995       1994     1993     1992     1991     1990
                     ------------- ------   ------   ------   ------   ------
Net Income before
 Cumulative Effect of
  Changes in Accounting
   Principles (1)          $1,348  $1,693   $1,265   $2,210   $1,293   $2,157

Income Tax Expense          1,331   1,322    1,389    1,508    1,302    2,387

Distributions (Less Than)
 Greater Than Equity
  in Earnings of Less
   Than 50% Owned
    Affiliates                 (1)     (3)       6       (9)     (20)      (6)

Minority Interest              (3)      3       (2)       2        2        6

Previously Capitalized
 Interest Charged to
  Earnings During Period       21      32       20       18       17       15

Interest and Debt Expense     429     453      390      490      585      707

Interest Portion of
 Rentals (2)                  113     156      169      152      153      163
                           ------  ------   ------   ------   ------   ------
EARNINGS BEFORE PROVISION
 FOR TAXES AND
  FIXED CHARGES            $3,238  $3,656   $3,237   $4,371   $3,332   $5,429
                           ======  ======   ======   ======   ======   ======

Interest and Debt Expense  $  429  $  453   $  390   $  490   $  585   $  707

Interest Portion of
 Rentals (2)                  113     156      169      152      153      163

Capitalized Interest          103      80       60       46       30       24
                           ------  ------   ------   ------   ------   ------
  TOTAL FIXED CHARGES      $  645  $  689   $  619   $  688   $  768   $  894
                           ======  ======   ======   ======   ======   ======

-----------------------------------------------------------------------------
RATIO OF EARNINGS
 TO FIXED CHARGES            5.02    5.31     5.23     6.35     4.34     6.07
-----------------------------------------------------------------------------
(1) The information for 1992 and subsequent periods reflects the company's adoption of the Financial Accounting Standards Board Statements No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 109, "Accounting for Income Taxes," effective January 1, 1992.

(2) Calculated as one-third of rentals.